Exhibit 99.1

News from Xerox Holdings Corporation	Xerox Holdings Corporation 201 Merritt 7 Norwalk, CT 06851-1056

Xerox Appoints Philip Giordano to Board of Directors

NORWALK, Conn., July 27, 2022, — Xerox Holdings Corporation (NASDAQ: XRX) today announced Philip Giordano has been appointed to its board of directors.

“Xerox is pleased to announce the addition of Philip Giordano to our Board of Directors,” said James Nelson, Chairman of Xerox’s Board of Directors. “His depth of experience as a value investor will support our corporate strategy in the years to come. We look forward to the insights and perspective he will provide.”

Giordano is the Founder and Chief Investment Officer of Livello Capital Management, a registered investment advisor. He previously held senior positions at Goldman Sachs and Deutsche Bank, where he invested across sectors and capital structures following a rigorous and disciplined investment process. Giordano began his career as an analyst at Citigroup in the investment banking division after graduating from New York University with a B.S. in Finance and Accounting.

“Xerox is a name synonymous with innovation and redefining the workplace experience for its clients,” said Giordano. “I look forward to collaborating with the Xerox team and my fellow directors as we plan for the company’s next stage of growth.”

With the election of Giordano, Xerox’s board of directors remains at eight members.

About Xerox Holdings Corporation (NASDAQ: XRX) For more than 100 years, Xerox has continually redefined the workplace experience. Harnessing our leadership position in office and production print technology, we’ve expanded into software and services to sustainably power today’s workforce. From the office to industrial environments, our differentiated business solutions and financial services are designed to make every day work better for clients — no matter where that work is being done. Today, Xerox scientists and engineers are continuing our legacy of innovation with disruptive technologies in digital transformation, augmented reality, robotic process automation, additive manufacturing, Industrial Internet of Things and cleantech. Learn more at xerox.com.

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Media Contact:

Justin Capella, Xerox, +1-203-258-6535, Justin.Capella@xerox.com

Investor Contact:

David Beckel, Xerox, +1-203-849-2318, David.Beckel@xerox.com

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